SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the investment Company Act of 1940 and in connection with such notification of registration submits the following information:

            ---------------------------------------------------------

Name:  KIT COLE INVESTMENT TRUST

Address of Principal Business Office (no. & Street, City, State Zip Code):
851 IRWIN STREET, SAN RAFAEL, CA  94901
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Telephone Number (including area code):  (415) 457-9000
                                         --------------
Name and Address of agent for service of process:

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X]  No [   ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of San Rafael and the state of California on the 5th day of April, 2000.

[SEAL]                             Signature KIT COLE INVESTMENT TRUST
                                             -------------------------
                                              (Name of Registrant)


                                   By/S/ JEFF TAPPAN
                                          Jeff Tappan, Chief Executive Officer
                                   (Name of director, trustee or officer
                                   signing on behalf of Registrant)

Attest:/S/ BERNADETTE BAGUIO
         Bernadette Baguio

       EXECUTIVE ASSISTANT
                  (Title)